EXHIBIT 99.1

News Release

For Immediate Release	Contact: W. Mark Tatterson
July 29, 2015	Chief Financial Officer
(800) 445-1347 ext. 8716

United Bankshares, Inc. Increases Earnings

for the Second Quarter and First Half of 2015

WASHINGTON, D.C. and CHARLESTON, WV— United Bankshares, Inc. (NASDAQ: UBSI), today reported earnings for the second quarter and the first half of 2015. Earnings for the second quarter of 2015 were $34.8 million or $0.50 per diluted share, an increase from earnings of $33.2 million or $0.48 per diluted share for the second quarter of 2014. Earnings for the first half of 2015 were $69.4 million or $1.00 per diluted share, up from earnings of $63.4 million or $0.96 per diluted share for the first half of 2014.

“We are pleased to announce record earnings before income taxes of $101.9 million for the first six months of 2015,” stated Richard M. Adams, United’s Chief Executive Officer and Chairman of the Board. “Our annualized return on average assets of 1.15% compared to peers again demonstrates that United continues to be one of the best performing regional bank holding companies in the USA.”

Second quarter of 2015 results produced an annualized return on average assets of 1.15% and an annualized return on average equity of 8.23%, respectively. For the first half of 2015, United’s return on average assets was 1.15% while the return on average equity was 8.30%. United’s Federal Reserve peer group’s (bank holding companies with total assets over $10 billion) most recently reported average return on assets and average return on equity were 0.90% and 7.77%, respectively, for the first quarter of 2015. United’s annualized returns on average assets and average equity were 1.13% and 8.16%, respectively, for the second quarter of 2014 while the returns on average assets and average equity were 1.14% and 8.36%, respectively, for the first half of 2014.

On January 31, 2014, United completed its acquisition of Virginia Commerce Bancorp, Inc. (Virginia Commerce) of Arlington, Virginia. The results of operations of Virginia Commerce are included in the consolidated results of operations from the date of acquisition. As a result, the first half of 2015 was impacted for an additional month by increased levels of average balances, income, and expense as compared to the first half of 2014 due to the acquisition. At consummation, Virginia Commerce had assets of approximately $2.8 billion, loans of $2.1 billion, and deposits of $2.0 billion.

The results for the first six months of 2015 included noncash, before-tax, other-than-temporary impairment charges of $34 thousand on certain investment securities. No noncash, before-tax, other-than-temporary impairment charges were recognized during the second quarter of 2015. Included in the results for the second quarter and first six months of 2014 were noncash, before-tax, other-than-temporary impairment charges of $421 thousand and $1.1 million, respectively, on certain investment securities. During the first quarter of 2014, United sold a former branch building which resulted in a before-tax gain of $9.0 million. In addition, the results for the first half of 2014 included merger related expenses and charges of $5.4 million.

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Tax-equivalent net interest income for the second quarter of 2015 was $97.5 million, an increase of $2.0 million or 2% from the second quarter of 2014 due mainly to an increase in average earning assets. Average earning assets for the second quarter of 2015 increased $432.3 million or 4% from the second quarter of 2014. Average net loans and average short-term investments increased $319.9 million or 4% and $127.9 million or 34%, respectively. The second quarter of 2015 average cost of funds decreased 7 basis points from the second quarter of 2014 due to the repayment of higher costing Federal Home Loan Bank advances and trust preferred issuances. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2015 was a decrease of 14 basis points in the average yield on earning assets as compared to the second quarter of 2014 due to payoffs of higher yielding loans coupled with the re-investment of this cash inflow into new loans at lower interest rates. The net interest margin of 3.62% for the second quarter of 2015 was a decrease of 7 basis points from the net interest margin of 3.69% for the second quarter of 2014.

Tax-equivalent net interest income for the first half of 2015 was $193.8 million, an increase of $11.4 million or 6% from the first half of 2014. This increase in tax-equivalent net interest income was primarily attributable to an increase in average earning assets from the Virginia Commerce acquisition. Average earning assets increased $860.7 million or 9% from the first half of 2014. Average net loans increased $647.6 million or 8% for the first half of 2015 while average short-term investments increased $175.8 million or 52%. In addition, the average cost of funds declined 6 basis points from the first half of 2014. Partially offsetting the increases to tax-equivalent net interest income for the first half of 2015 was a decline of 14 basis points in the average yield on earning assets as compared to the first half of 2014. The net interest margin of 3.61% for the first half of 2015 was a decrease of 9 basis points from the net interest margin of 3.70% for the first half of 2014.

On a linked-quarter basis, United’s tax-equivalent net interest income for the second quarter of 2015 increased $1.2 million or 1% due mainly to a slight increase in average earning assets. Average earning assets were flat, increasing $32.5 million or less than 1% for the linked-quarter. Average net loans were also flat while average investments decreased $26.6 million or 2%. The second quarter of 2015 average cost of funds decreased a basis point from the first quarter of 2015. Partially offsetting the increases to tax-equivalent net interest income for the second quarter of 2015 was a decrease of a basis point in the average yield on earning assets as compared to the first quarter of 2015. The net interest margin of 3.62% for the second quarter of 2015 was an increase of a basis point from the net interest margin of 3.61% for the first quarter of 2015.

For the quarters ended June 30, 2015 and 2014, the provision for loan losses was $5.7 million and $6.2 million, respectively, while the provision for the first six months of 2015 was $11.1 million as compared to $10.9 million for the first six months of 2014. Net charge-offs were $6.1 million and $5.6 million for the second quarter of 2015 and 2014, respectively. Net charge-offs were $11.4 million and $10.1 million for the first half of 2015 and 2014, respectively. Annualized net charge-offs as a percentage of average loans was 0.27% and 0.25% for the second quarter and first half of 2015, respectively.

Noninterest income for the second quarter of 2015 was $19.5 million, an increase of $504 thousand from the second quarter of 2014. No noncash, before-tax, other-than-temporary impairment charges were recognized during the second quarter of 2015. Included in noninterest income for the second quarter of 2014 were noncash, before-tax, other-than-temporary impairment charges of $421 thousand on certain investment securities.

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Excluding the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, noninterest income for the second quarter of 2015 was flat from the second quarter of 2014. For the second quarter of 2015, increases in mortgage banking income of $225 thousand due to increased production and sales of mortgage loans in the secondary market and fees from trust and brokerage services of $290 thousand due to an increase in volume were virtually offset by a decline in fees from deposit services of $468 thousand due to decreased overdraft fee income.

Noninterest income for the first half of 2015 was $37.7 million, which was a decrease of $7.7 million from the first half of 2014. Included in noninterest income for the first half of 2014 was the previously mentioned net gain of $9.0 million on the sale of bank premises. Noninterest income for the first half of 2015 included noncash, before-tax, other-than-temporary impairment charges of $34 thousand on certain investment securities as compared to noncash, before-tax other-than-temporary impairment charges of $1.1 million on certain investment securities for the first half of 2014. In addition, net gains on sales and calls of investment securities were $825 thousand for the first half of 2014. Excluding the net gain on the sale of bank premises, the noncash, other-than-temporary impairment charges as well as the net gains from sales and calls of investment securities, noninterest income for the first half of 2015 increased $1.0 million or 3% from the first half of 2014. This increase for the first half of 2015 was due primarily to increases of $589 thousand in income from trust and brokerage services due to an increase in volume and the value of assets under management and $511 thousand in mortgage banking income due to increased production and sales of mortgage loans in the secondary market. Partially offsetting these increases was a decline of $254 thousand in fees from deposit services due to decreased income from overdraft fees.

On a linked-quarter basis, noninterest income for the second quarter of 2015 increased $1.3 million or 7% from the first quarter of 2015. This increase was due primarily to increases of $661 thousand in fees from deposit services as a result of increases of $300 thousand and $277 thousand in fee income from overdrafts and debit card transactions, respectively, and $417 thousand in bankcard fees due to increased volume.

Noninterest expense for the second quarter of 2015 was $57.7 million, an increase of $627 thousand or 1% from the second quarter of 2014. Employee benefits expense increased $1.4 million due to an increase in pension costs and data processing expense increased $278 thousand due to the Virginia Commerce merger. Partially offsetting these increases was a decline of $822 thousand in employee compensation primarily due to fewer employees and lower incentives.

Noninterest expense for the first half of 2015 was $115.4 million, a decrease of $2.7 million or 2% from the first half of 2014. Employee compensation decreased $5.6 million from the first half of 2014 which included $3.6 million of merger severance charges, merger expenses decreased $1.7 million and other real estate owned (OREO) expense declined $916 thousand due to fewer declines in the fair values of OREO properties. Partially offsetting these decreases were increases of $2.6 million in employee benefits due to an increase in pension expense, $784 thousand in data processing expense and $577 thousand in Federal Deposit Insurance Corporation (FDIC) insurance expense due to a higher assessment base as a result of the Virginia Commerce acquisition.

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On a linked-quarter basis, noninterest expense for the second quarter of 2015 was flat from the first quarter of 2015. An increase of $456 thousand in employee compensation primarily due to an increase in employee commissions expense was virtually offset by decreases in employee benefits of $215 thousand due to a decline in Federal Insurance Contributions Act (FICA) expense and $104 thousand in equipment expense due to lower maintenance costs.

For the second quarter of 2015, income tax expense was $17.1 million as compared to $16.4 million for the second quarter of 2014. This increase was due to higher earnings. On a linked-quarter basis, income tax expense increased $1.8 million due to higher earnings and historical tax credits recognized in the first quarter of 2015. United’s effective tax rate was approximately 33.0% for the second quarters of 2015 and 2014 and 30.7% for the first quarter of 2015 due to the historical tax credits. For the first half of 2015 and 2014, United’s effective tax rate was 31.9% and 33.7%, respectively.

United’s asset quality continues to be sound. At June 30, 2015, nonperforming loans were $120.5 million, or 1.33% of loans, net of unearned income, up from nonperforming loans of $109.0 million or 1.20% of loans, net of unearned income, at December 31, 2014. As of June 30, 2015, the allowance for loan losses was $75.2 million or 0.83% of loans, net of unearned income, as compared to $75.5 million or 0.83% of loans, net of unearned income, at December 31, 2014. Total nonperforming assets of $155.4 million, including OREO of $35.0 million at June 30, 2015, represented 1.25% of total assets.

On January 1, 2015, the new Basel III Capital Rules became effective for United and its banking subsidiaries. United continues to be well-capitalized based upon these new regulatory guidelines. United’s estimated risk-based capital ratio is 12.5% at June 30, 2015 while its estimated Common Equity Tier 1 capital, Tier 1 capital and leverage ratios are 9.5%, 11.8% and 10.7%, respectively. The new regulatory requirements for a well-capitalized financial institution are a risk-based capital ratio of 10.0%, a Common Equity Tier 1 capital ratio of 6.5%, a Tier 1 capital ratio of 8.0% and a leverage ratio of 5.0%.

During the second quarter of 2015, United’s Board of Directors declared a cash dividend of $0.32 per share. United has increased its dividend to shareholders for 41 consecutive years. United is one of only two major banking companies in the USA to have achieved such a record.

United has consolidated assets of approximately $12.4 billion with 129 full service offices in West Virginia, Virginia, Maryland, Ohio, Pennsylvania and Washington, D.C. United Bankshares stock is traded on the NASDAQ Global Select Market under the quotation symbol “UBSI”.

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Cautionary Statements

The Company is required under generally accepted accounting principles to evaluate subsequent events through the filing of its June 30, 2015 consolidated financial statements on Form 10-Q. As a result, the Company will continue to evaluate the impact of any subsequent events on critical accounting assumptions and estimates made as of June 30, 2015 and will adjust amounts preliminarily reported, if necessary.

Use of non-GAAP Financial Measures

This press release contains certain financial measures that are not recognized under U.S. generally accepted accounting principles (“GAAP”). Generally, United has presented these “non-GAAP” financial measures because it believes that these measures provide meaningful additional information to assist in the evaluation of United’s results of operations or financial position. Presentation of these non-GAAP financial measures is consistent with how United’s management evaluates its performance internally and these non-GAAP financial measures are frequently used by securities analysts, investors and other interested parties in the evaluation of companies in the banking industry.

Specifically, this press release contains certain references to financial measures identified as tax-equivalent (FTE) net interest income, noninterest income excluding the results of the noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities, tangible equity and tangible book value per share. Management believes these non-GAAP financial measures to be helpful in understanding United’s results of operations or financial position.

Net interest income is presented in this press release on a tax-equivalent basis. The tax-equivalent basis adjusts for the tax-favored status of income from certain loans and investments. Although this is a non-GAAP measure, United’s management believes this measure is more widely used within the financial services industry and provides better comparability of net interest income arising from taxable and tax-exempt sources. United uses this measure to monitor net interest income performance and to manage its balance sheet composition. The tax-equivalent adjustment combines amounts of interest income on federally nontaxable loans and investment securities using the statutory federal income tax rate of 35%.

GAAP total non-interest income results are adjusted for other-than-temporary impairment charges (OTTI) on certain investment securities, net gains or losses on the sale of securities and any infrequent noninterest income items. Management believes noninterest income without OTTI charges, net securities gains or losses and infrequent noninterest income items is more indicative of United’s performance because it isolates income that is primarily customer relationship driven and is more indicative of normalized operations. In addition, these items can fluctuate greatly from quarter to quarter and are difficult to predict.

Tangible common equity is calculated as GAAP total shareholders’ equity minus total intangible assets. Tangible common equity can thus be considered the most conservative valuation of the company. Tangible common equity is also presented on a per common share basis. Management provides these amounts to facilitate the understanding of as well as to assess the quality and composition of United’s capital structure. By removing the effect of intangible assets that result from merger and acquisition activity, the “permanent” items of common equity are presented. These two measures, along with others, are used by management to analyze capital adequacy.

Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as reconciliation to that comparable GAAP financial measure can be found in the attached financial information tables to this press release. Investors should recognize that United’s presentation of these non-GAAP financial measures might not be comparable to similarly titled measures at other companies. These non-GAAP financial measures should not be considered a substitute for GAAP basis measures and United strongly encourages a review of its condensed consolidated financial statements in their entirety.

Forward-Looking Statements

This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology and evolving banking industry standards.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

FINANCIAL SUMMARY

(In Thousands Except for Per Share Data)

	Three Months Ended		Six Months Ended
	June 30 2015	June 30 2014	June 30 2015	June 30 2014
EARNINGS SUMMARY:
Interest income, taxable equivalent (non-GAAP)	$107,126	$106,405	$213,244	$203,177
Interest expense	9,630	10,867	19,430	20,729
Net interest income, taxable equivalent (non-GAAP)	97,496	95,538	193,814	182,448
Taxable equivalent adjustment	1,594	1,606	3,163	3,214
Net interest income (GAAP)	95,902	93,932	190,651	179,234
Provision for loan losses	5,716	6,201	11,070	10,880
Noninterest income	19,498	18,994	37,689	45,381
Noninterest expenses	57,730	57,103	115,385	118,129
Income taxes	17,145	16,375	32,449	32,235
Net income	$34,809	$33,247	$69,436	$63,371

PER COMMON SHARE:
Net income:
Basic	$0.50	$0.48	$1.00	$0.96
Diluted	0.50	0.48	1.00	0.96
Cash dividends	$0.32	$0.32	0.64	0.64
Book value			24.29	23.70
Closing market price			$40.23	$32.33
Common shares outstanding:
Actual at period end, net of treasury shares			69,493,873	69,163,254
Weighted average-basic	69,305,612	68,956,123	69,256,831	65,713,854
Weighted average-diluted	69,587,417	69,154,032	69,531,839	65,949,455

FINANCIAL RATIOS:
Return on average assets	1.15%	1.13%	1.15%	1.14%
Return on average shareholders’ equity	8.23%	8.16%	8.30%	8.36%
Average equity to average assets	13.96%	13.89%	13.88%	13.59%
Net interest margin	3.62%	3.69%	3.61%	3.70%

	June 30 2015	June 30 2014	December 31 2014	March 31 2015
PERIOD END BALANCES:
Assets	$12,414,566	$12,051,710	$12,328,811	$12,141,519
Earning assets	11,023,560	10,608,944	10,931,194	10,780,177
Loans, net of unearned income	9,082,104	8,874,690	9,104,652	9,043,111
Loans held for sale	14,856	9,466	8,680	8,881
Investment securities	1,258,315	1,282,043	1,316,040	1,294,364
Total deposits	9,282,426	8,746,147	9,045,485	9,076,644
Shareholders’ equity	1,688,013	1,639,283	1,656,160	1,678,058

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Statements of Income

	Three Months Ended			Six Months Ended
	June 2015	June 2014	March 2015	June 2015	June 2014
Interest & Loan Fees Income (GAAP)	$105,532	$104,799	$104,549	$210,081	$199,963
Tax equivalent adjustment	1,594	1,606	1,569	3,163	3,214

Interest & Fees Income (FTE) (non-GAAP)	107,126	106,405	106,118	213,244	203,177
Interest Expense	9,630	10,867	9,800	19,430	20,729

Net Interest Income (FTE) (non-GAAP)	97,496	95,538	96,318	193,814	182,448

Provision for Loan Losses	5,716	6,201	5,354	11,070	10,880

Non-Interest Income:
Fees from trust & brokerage services	4,931	4,641	4,892	9,823	9,234
Fees from deposit services	10,434	10,902	9,773	20,207	20,461
Bankcard fees and merchant discounts	1,231	1,127	814	2,045	1,873
Other charges, commissions, and fees	639	602	478	1,117	1,029
Income from bank-owned life insurance	1,258	1,445	1,273	2,531	2,696
Mortgage banking income	663	438	545	1,208	697
Net gain on the sale of bank premises	0	0	0	0	8,976
Other non-interest revenue	339	259	404	743	650
Net other-than-temporary impairment losses	0	(421)	(34)	(34)	(1,060)
Net gains on sales/calls of investment securities	3	1	46	49	825

Total Non-Interest Income	19,498	18,994	18,191	37,689	45,381

Non-Interest Expense:
Employee compensation	20,724	21,546	20,268	40,992	46,553
Employee benefits	6,588	5,190	6,803	13,391	10,814
Net occupancy	6,542	6,514	6,529	13,071	12,949
Data processing	3,867	3,589	3,743	7,610	6,826
Amortization of intangibles	855	1,104	855	1,710	1,913
OREO expense	1,121	1,037	1,113	2,234	3,150
FDIC insurance expense	2,061	2,071	2,094	4,155	3,578
Other expenses	15,972	16,052	16,250	32,222	32,346

Total Non-Interest Expense	57,730	57,103	57,655	115,385	118,129

Income Before Income Taxes (FTE) (non-GAAP)	53,548	51,228	51,500	105,048	98,820

Tax equivalent adjustment	1,594	1,606	1,569	3,163	3,214

Income Before Income Taxes (GAAP)	51,954	49,622	49,931	101,885	95,606

Taxes	17,145	16,375	15,304	32,449	32,235

Net Income	$34,809	$33,247	$34,627	$69,436	$63,371

MEMO: Effective Tax Rate	33.00%	33.00%	30.65%	31.85%	33.72%

Note:    Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities and the net gain on the sale of bank premises (non-GAAP):

Total Non-Interest Income (GAAP)	$19,498	$18,994	$18,191	$37,689	$45,381
Less: Net gain on the sale of bank premises (GAAP)	0	0	0	0	8,976
Less: Net other-than-temporary impairment losses (GAAP)	0	(421)	(34)	(34)	(1,060)
Less: Net gains on sales/calls of investment securities (GAAP)	3	1	46	49	825

Non-Interest Income excluding the results of noncash, other-than-temporary impairment charges as well as net gains and losses from sales and calls of investment securities (non-GAAP)	$19,495	$19,414	$18,179	$37,674	$36,640

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

Consolidated Balance Sheets

	June 30	June 30
	2015	2014	June 30	December 31	June 30
	Q-T-D Average	Q-T-D Average	2015	2014	2014
Cash & Cash Equivalents	$652,284	$532,300	$917,101	$753,064	$715,376

Securities Available for Sale	1,145,994	1,153,243	1,126,809	1,180,386	1,137,024
Held to Maturity Securities	39,077	40,743	39,050	39,310	40,717
Other Investment Securities	91,663	98,166	92,456	96,344	104,302

Total Securities	1,276,734	1,292,152	1,258,315	1,316,040	1,282,043

Total Cash and Securities	1,929,018	1,824,452	2,175,416	2,069,104	1,997,419

Loans held for sale	10,405	5,254	14,856	8,680	9,466

Commercial Loans	6,890,468	6,670,125	6,869,386	6,923,745	6,748,939
Mortgage Loans	1,806,125	1,777,002	1,807,609	1,806,766	1,780,672
Consumer Loans	409,444	346,227	420,306	388,981	358,452

Gross Loans	9,106,037	8,793,354	9,097,301	9,119,492	8,888,063

Unearned income	(14,928)	(17,709)	(15,197)	(14,840)	(13,373)

Loans, net of unearned income	9,091,109	8,775,645	9,082,104	9,104,652	8,874,690

Allowance for Loan Losses	(75,617)	(74,909)	(75,215)	(75,529)	(74,975)

Goodwill	710,252	700,260	710,252	709,794	707,910
Other Intangibles	20,005	23,943	19,550	21,260	23,368

Total Intangibles	730,257	724,203	729,802	731,054	731,278

Other Real Estate Owned	36,662	42,700	34,964	38,778	43,232
Other Assets	438,760	474,286	452,639	452,072	470,600

Total Assets	$12,160,594	$11,771,631	$12,414,566	$12,328,811	$12,051,710

MEMO: Earning Assets	$10,809,806	$10,377,471	$11,023,560	$10,931,194	$10,608,944

Interest-bearing Deposits	$6,546,968	$6,226,205	$6,629,478	$6,453,866	$6,279,921
Noninterest-bearing Deposits	2,558,533	2,318,150	2,652,948	2,591,619	2,466,226

Total Deposits	9,105,501	8,544,355	9,282,426	9,045,485	8,746,147

Short-term Borrowings	317,569	568,376	383,828	435,652	535,097
Long-term Borrowings	979,736	973,471	979,614	1,105,314	1,059,061

Total Borrowings	1,297,305	1,541,847	1,363,442	1,540,966	1,594,158

Other Liabilities	60,631	50,613	80,685	86,200	72,122

Total Liabilities	10,463,437	10,136,815	10,726,553	10,672,651	10,412,427

Preferred Equity	—	—	—	—	—
Common Equity	1,697,157	1,634,816	1,688,013	1,656,160	1,639,283

Total Shareholders’ Equity	1,697,157	1,634,816	1,688,013	1,656,160	1,639,283

Total Liabilities & Equity	$12,160,594	$11,771,631	$12,414,566	$12,328,811	$12,051,710

MEMO: Interest-bearing Liabilities	$7,844,273	$7,768,052	$7,992,920	$7,994,832	$7,874,079

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2015	2014	2015	2015	2014
Quarterly/Year-to-Date Share Data:

Earnings Per Share:
Basic	$0.50	$0.48	$0.50	$1.00	$0.96
Diluted	$0.50	$0.48	$0.50	$1.00	$0.96

Common Dividend Declared Per Share:	$0.32	$0.32	$0.32	$0.64	$0.64

High Common Stock Price	$40.70	$32.50	$38.88	$40.70	$32.50
Low Common Stock Price	$36.58	$28.19	$33.25	$33.25	$28.19

Average Shares Outstanding (Net of Treasury Stock):
Basic	69,305,612	68,956,123	69,207,508	69,256,831	65,713,854
Diluted	69,587,417	69,154,032	69,476,844	69,531,839	65,949,455

Memorandum Items:

Tax Applicable to Security Sales/Calls	$1	$1	$17	$18	$289

Common Dividends	$22,229	$22,130	$22,211	$44,440	$44,215

Dividend Payout Ratio	63.86%	66.56%	64.14%	64.00%	69.77%

	June 30 2015	June 30 2014	March 31 2015
EOP Share Data:

Book Value Per Share	$24.29	$23.70	$24.17
Tangible Book Value Per Share	$13.79	$13.13	$13.64

52-week High Common Stock Price	$40.70	$32.71	$38.88
Date	06/30/15	11/29/13	03/18/15
52-week Low Common Stock Price	$30.39	$26.04	$28.19
Date	10/07/14	07/01/13	05/07/14

EOP Shares Outstanding (Net of Treasury Stock):	69,493,873	69,163,254	69,437,341

Memorandum Items:

EOP Employees (full-time equivalent)	1,701	1,758	1,708

Note:
(1) Tangible Book Value Per Share:
Total Shareholders’ Equity (GAAP)	$1,688,013	$1,639,283	$1,678,058
Less: Total Intangibles	(729,802)	(731,278)	(730,657)

Tangible Equity (non-GAAP)	$958,211	$908,005	$947,401
÷ EOP Shares Outstanding (Net of Treasury Stock)	69,493,873	69,163,254	69,437,341
Tangible Book Value Per Share (non-GAAP)	$13.79	$13.13	$13.64

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	Three Months Ended			Six Months Ended
	June	June	March	June	June
	2015	2014	2015	2015	2014
Selected Yields and Net Interest Margin:

Loans	4.35%	4.48%	4.35%	4.35%	4.49%
Investment Securities	2.81%	2.74%	2.93%	2.87%	2.67%
Money Market Investments/FFS	0.28%	0.26%	0.26%	0.27%	0.25%
Average Earning Assets Yield	3.97%	4.11%	3.98%	3.98%	4.12%
Interest-bearing Deposits	0.42%	0.45%	0.43%	0.42%	0.45%
Short-term Borrowings	0.26%	0.23%	0.25%	0.26%	0.23%
Long-term Borrowings	1.07%	1.45%	1.01%	1.04%	1.50%
Average Liability Costs	0.49%	0.56%	0.50%	0.50%	0.56%
Net Interest Spread	3.48%	3.55%	3.48%	3.48%	3.56%
Net Interest Margin	3.62%	3.69%	3.61%	3.61%	3.70%

Selected Financial Ratios:

Return on Average Common Equity	8.23%	8.16%	8.38%	8.30%	8.36%
Return on Average Assets	1.15%	1.13%	1.16%	1.15%	1.14%
Efficiency Ratio	50.03%	50.57%	51.05%	50.53%	52.59%

	June 30 2015	June 30 2014	March 31 2015
Loan / Deposit Ratio	97.84%	101.47%	99.63%
Allowance for Loan Losses/ Loans, net of unearned income	0.83%	0.84%	0.84%
Allowance for Credit Losses (1)/ Loans, net of unearned income	0.84%	0.87%	0.85%
Nonaccrual Loans / Loans, net of unearned income	0.96%	0.62%	0.84%
90-Day Past Due Loans/ Loans, net of unearned income	0.13%	0.21%	0.18%
Non-performing Loans/ Loans, net of unearned income	1.33%	0.98%	1.26%
Non-performing Assets/ Total Assets	1.25%	1.08%	1.25%
Primary Capital Ratio	14.13%	14.15%	14.36%
Shareholders’ Equity Ratio	13.60%	13.60%	13.82%
Price / Book Ratio	1.66x	1.36x	1.56x
Price / Earnings Ratio	20.11x	16.81x	18.85x

Note:

(1)	Includes allowances for loan losses and lending-related commitments.

UNITED BANKSHARES, INC. AND SUBSIDIARIES

Washington, D.C. and Charleston, WV

Stock Symbol: UBSI

(In Thousands Except for Per Share Data)

	June	June	December	March
	2015	2014	2014	2015
Asset Quality Data:

EOP Non-Accrual Loans	$86,843	$55,150	$75,051	$75,872
EOP 90-Day Past Due Loans	11,635	18,417	11,675	16,288
EOP Restructured Loans (2)	21,992	13,648	22,234	22,191

Total EOP Non-performing Loans	$120,470	$87,215	$108,960	$114,351

EOP Other Real Estate Owned	34,964	43,232	38,778	37,550

Total EOP Non-performing Assets	$155,434	$130,447	$147,738	$151,901

	Three Months Ended			Six Months Ended
	June 2015	June 2014	March 2015	June 2015	June 2014
Allowance for Credit Losses: (1)

Beginning Balance	$77,048	$76,464	$77,047	$77,047	$76,341
Provision for Credit Losses (3)	5,621	6,516	5,311	10,932	11,178

	82,669	82,980	82,358	87,979	87,519
Gross Charge-offs	(6,627)	(7,244)	(6,108)	(12,735)	(12,592)
Recoveries	553	1,680	798	1,351	2,489

Net Charge-offs	(6,074)	(5,564)	(5,310)	(11,384)	(10,103)

Ending Balance	$76,595	$77,416	$77,048	$76,595	$77,416

Notes:

(1)	Includes allowances for loan losses and lending-related commitments.
(2)	Restructured loans with an aggregate balance of $9,837, $827, $9,716 and $4,194 at June 30, 2015, June 30, 2014, March 31, 2015 and December 31, 2014, respectively, were on nonaccrual status, but are not included in “EOP Non-Accrual Loans” above.
(3)	Includes the Provision for Loan Losses and a provision for lending-related commitments included in Other Expenses.